Exhibit 4.4

FORM OF WARRANT

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

BLUE RIDGE BANKSHARES, INC.

WARRANT TO PURCHASE SERIES C PREFERRED STOCK

Warrant No. [•]	Original Issue Date: April 3, 2024

Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”), hereby certifies that, for value received, [•] or [its] [his] permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [•] shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock], Series C, par value $50.00 per share (the “Series C Preferred Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $10,000.00 per share (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”), at any time and from time to time on or after the date hereof (the “Original Issue Date”) and through and including 5:30 P.M., New York City time, on April 3, 2029 (the “Expiration Date”), and subject to the following terms and conditions:

This Warrant (this “Warrant”) is one of a series of warrants issued pursuant to that certain Amended and Restated Securities Purchase Agreement, dated April 3, 2024 by and among the Company and the Purchasers identified therein (the “Purchase Agreement”). All such Warrants are referred to herein, collectively, as the “Warrants.”

1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

2. Registration of Warrants. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to the restrictions on transfer set forth in Section 4.1 of the Purchase Agreement and compliance with all applicable securities laws, the Company shall register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached as Schedule 2 hereto duly completed and signed, to the Company’s transfer agent or to the Company at its address specified in the Purchase Agreement and (x) delivery, at the request of the Company, of an opinion of counsel reasonably satisfactory to the Company to the effect that the transfer of such portion of this Warrant may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws and (y) delivery by the transferee of a written statement to the Company certifying that the transferee is an “accredited investor” as defined in Rule 501(a) under the Securities Act and making the representations and certifications set forth in Sections 3.2(b)–(g) of the Purchase Agreement, to the Company at its address specified in the Purchase Agreement. Upon any such registration or transfer, a new warrant to purchase Series C Preferred Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall prepare, issue and deliver at its own expense any New Warrant under this Section 3.

4. Exercise and Duration of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by Section 10 of this Warrant at any time and from time to time on or after the Original Issue Date and through and including 5:30 P.M. New York City time, on the Expiration Date. At 5:30 P.M., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer outstanding.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice and if a “cashless exercise” may occur at such time pursuant to Section 10 below), and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The delivery by (or on behalf of) the Holder of the Exercise Notice and the applicable Exercise Price as provided above shall constitute the Holder’s certification to the Company that its representations contained in Sections 3.2(b)–(g) of the Purchase Agreement are true and correct as of the Exercise Date as if remade in their entirety (or, in the case of any transferee Holder that is not a party to the Purchase Agreement, such transferee Holder’s certification to the Company that such representations are true and correct as to such assignee Holder as of the Exercise Date). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than three (3) Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective and the Holder directs the Company to deliver a certificate for the Warrant Shares in a name other than that of the Holder or an Affiliate of the Holder, it shall deliver to the Company on the Exercise Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such Warrant Shares in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws), (i) a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, or (ii) an electronic delivery of the Warrant Shares to the Holder’s account at the Depository Trust Company (“DTC”) or a similar organization, unless in the case of clause (i) and (ii) a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective or the Warrant Shares are not freely transferable without volume and manner of sale restrictions pursuant to Rule 144 under the Securities Act, in which case such Holder shall receive a certificate for the Warrant Shares issuable upon such exercise with appropriate restrictive legends. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date. If the Warrant Shares are to be issued free of all restrictive legends, the Company shall, upon the written request of the Holder, use its reasonable best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through DTC or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through such a clearing corporation.

(b) To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Series C Preferred Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Series C Preferred Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity and surety bond, if requested by the Company. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Series C Preferred Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Series C Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Series C Preferred Stock may be listed.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Series C Preferred Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Series C Preferred Stock, (ii) subdivides its outstanding shares of Series C Preferred Stock into a larger number of shares, (iii) combines its outstanding shares of Series C Preferred Stock into a smaller number of shares or (iv) issues by reclassification of shares of Series C Preferred Stock any shares of capital of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Series C Preferred Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Series C Preferred Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Series C Preferred Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Series C Preferred Stock covered by the preceding paragraph) or (iii) rights or warrants to subscribe for or purchase any security, or

(iv) any other asset (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date without regard to any limitation on exercise contained therein.

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the survivor or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets or a majority of its Series C Preferred Stock is acquired by a third party, in each case, in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which all or substantially all of the holders of Series C Preferred Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Series C Preferred Stock or any compulsory share exchange pursuant to which the Series C Preferred Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Series C Preferred Stock covered by Section 9(a) above or a conversion of the Series C Preferred Stock covered by Section 9(f)) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Series C Preferred Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Series C Preferred Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or Person shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (c) shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type. Notwithstanding the foregoing, in the event of a Fundamental Transaction that, is (1) a transaction where the consideration paid to the holders of the Series C Preferred Stock consists of cash, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on the New York Stock Exchange, the NYSE American exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, at the request of the Holder delivered before the ninetieth (90th) day after such Fundamental Transaction, the Company (or the successor entity to the Company) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black

Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction. For purposes hereof, “Black Scholes Value” means the value of the Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility equal to the greater of (A) sixty percent (60%) and (B) the one hundred (100) day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately prior to the announcement of the Fundamental Transaction.

(d) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) and (e) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e) Subsequent Equity Sales.

(i) Except as provided in paragraph (e)(iii) of this Section 9, if and whenever the Company shall issue or sell, or is, in accordance with any of paragraphs (e)(ii)(1) through (e)(ii)(7) of this Section 9, deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Exercise Price per Warrant Share on an as-converted to Common Stock basis in effect immediately prior to the time of such issue or sale, disregarding any limitations or prohibitions on conversion thereof, then and in each such case (a “Trigger Issuance”) the then-existing Exercise Price shall be reduced as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

Adjusted Exercise Price = (A x B) + D
A+C

where

“A” equals the Common Stock Deemed Outstanding immediately preceding such Trigger Issuance;

“B” equals the Exercise Price in effect immediately preceding such Trigger Issuance;

“C” equals the aggregate number of shares of Common Stock issued or deemed issued hereunder in such Trigger Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Exercise Price after giving effect to such Trigger Issuance be greater than the Exercise Price immediately prior to such Trigger Issuance.

For purposes of this paragraph (e), “Common Stock Deemed Outstanding” shall mean, at any given time, the sum of (I) the number of shares of Common Stock actually outstanding at such time, plus (II) the number of shares of Common Stock issuable upon exercise of Options (as defined in paragraph (e)(ii)(1) of this Section 9) actually outstanding at such time, plus (III) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities (as defined in paragraph (e)(ii)(1) of this Section 9) actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries.

(ii) For purposes of this paragraph (e), the following paragraphs (e)(ii)(1) to (e)(ii)(7) shall also be applicable:

(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security directly or indirectly convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options that relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price per Warrant Share on an as-converted to Common Stock basis in effect immediately prior to the time of the granting of such Options, disregarding any limitations or prohibitions on conversion thereof, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price. Except as otherwise provided in paragraph (e)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities. For the avoidance of doubt, the term “Convertible Securities” shall not include the Series C Preferred Stock.

(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price per Warrant Share on an as-converted to Common Stock basis in effect immediately prior to the time of such issue or sale, disregarding any limitations or prohibitions on conversion thereof, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price, provided that (a) except as otherwise provided in paragraph (e)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of paragraph (e). No adjustment pursuant to this Section 9 shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in paragraph (e)(ii)(1) of this Section 9, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs (e)(ii)(1) or (e)(ii)(2), or the rate at which Convertible Securities referred to in paragraphs (e)(ii)(1) or (e)(ii)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(4) Stock Dividends. Subject to the provisions of this paragraph (e), in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black Scholes Option Pricing Model or another method mutually agreed to by the Company and the Holder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Holder are unable to agree upon the fair market value of the Additional Rights, the Company and the Holder shall jointly select an appraiser who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Holder.

(6) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (e) in respect of: (i) the issuance of securities upon the exercise or conversion of any Common Stock or Common Stock Equivalents issued by the Company prior to the date hereof, (ii) the grant of options, warrants, Common Stock or other Common Stock Equivalents (but not including any amendments to such instruments) under any duly authorized Company stock option plan, restricted stock plan or other equity compensation plan, dividend reinvestment plan, or stock purchase plan, whether now existing or hereafter approved by the Company and its stockholders in the future, and the issuance of Common Stock in respect thereof, (iii) the issuance of securities in connection with a Strategic Transaction, (iv) the issuance of securities in a transaction described in paragraph (a) or (b) of this Section 9, (v) shares of Common Stock in an offering for cash for the account of the Company that is underwritten on a firm commitment basis and is registered with the Securities and Exchange Commission under the Securities Act, or (vi) the issuance or sale (or deemed issuance or sale) of the Warrants, and the issuance of Common Stock in respect thereof (collectively, “Excluded Issuances”). For purposes of this paragraph, a “Strategic Transaction” means a transaction or relationship in which (1) the Company issues shares of Common Stock to a Person that the Board of Directors of the Company determined in good faith is, itself or through its Subsidiaries, an operating company in a business synergistic with the business of the Company (or a shareholder thereof) and (2) the Company expects to receive benefits in addition to the investment of funds, but shall not include (x) a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to a Person whose primary business is investing in securities or (y) issuances to lenders.

(iv) Trading Market Limitation. Upon any adjustment to the Exercise Price pursuant to paragraph (e)(i) above, the number of Warrant Shares purchasable hereunder shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately thereafter. This provision shall not restrict the number of shares of Series C Preferred Stock that a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a transaction contemplated by Section 9 of this Warrant. Notwithstanding any other provisions in this Section 9 to the contrary, if a reduction in the Exercise Price pursuant to paragraph (e)(i) of this Section 9 would require the Company to obtain stockholder approval of the transactions contemplated by the Purchase Agreement pursuant to the applicable rules of the Company’s Principal Trading Market and such stockholder approval has not been obtained, (i) the Exercise

Price shall be reduced to the maximum extent that would not require stockholder approval under such Rule, and (ii) the Company shall use its commercially reasonable efforts to obtain such stockholder approval as soon as reasonably practicable, including by calling a special meeting of stockholders to vote on such Exercise Price adjustment.

(f) Conversion of Series C Preferred Stock. In the event that all (but not less than all) outstanding shares of Series C Preferred Stock (other than with respect to any Holder that is prohibited from conversion) are converted, automatically or by action of the holders thereof, into Common Stock pursuant to the provisions of the Company’s Articles of Incorporation as then in effect, then from and after the date on which such outstanding shares of Series C Preferred Stock have been so converted, this Warrant shall be exercisable, subject to Section 11, for such number of shares of Common Stock into which the Warrant Shares would have been converted had the Warrant Shares been outstanding on the date of such conversion as provided in the Company’s Articles of Amendment as then in effect, and the Exercise Price shall equal the Exercise Price in effect as of immediately prior to such conversion divided by the number of shares of Common Stock into which one Warrant Share would have been converted on such date, disregarding any limitations or prohibitions on conversion thereof, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. Within a reasonable period thereafter, the Company shall furnish to the Holder a like Warrant reflecting the foregoing and corresponding adjustments in substitution for this Warrant, but only upon receipt of this original Warrant or, if this Warrant is mutilated, lost, stolen, or destroyed, a customary and reasonable indemnity and surety bond, if requested by the Company. Notwithstanding anything to the contrary in this Warrant, the adjustments described in this Section 9(f) shall also apply to any Holder that is prohibited from conversion as if such Holder had converted such shares of Series C Preferred Stock it so owned as of the date described in the first sentence in this Section 9(f); provided, that in lieu of shares of Common Stock, such Holder will receive a warrant for a number of shares of Series C Preferred Stock necessary to put such Holder in substantially the same economic position as if such Holder had received a warrant for shares of Common Stock in accordance with this Section 9(f).

(g) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest share, as applicable.

(h) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(i) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Series C Preferred Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such transaction at least ten (10) Trading Days prior to the applicable record or effective date on which a Person would need to hold Series C Preferred Stock in order to participate in or vote with respect to such transaction; provided, that no notice shall be required if information is disseminated in a press release or document furnished or filed with the Commission; and provided, further, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the Commission (as defined in the Purchase Agreement) pursuant to a Current Report on Form 8-K.

10. Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds; provided, however, that if, on any Exercise Date there is not an effective registration statement covering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise”, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is being exercised;

“A” equals the average of the Closing Sale Prices of the shares of Series C Preferred Stock (as determined below) for the five (5) consecutive Trading Days ending on the date immediately preceding the Exercise Date; and

“B” equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of this Warrant, “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company shall use its good faith judgment to determine the fair market value. The Board of Directors’ determination shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise).

11. Limitations on Exercise. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares (or shares of Common Stock into which this Warrant becomes exercisable pursuant to Section 9(f)) that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that the issuance of such Warrant Shares (or shares of Common Stock into which this Warrant becomes exercisable pursuant to Section 9(f)) upon exercise (or other issuance), would not (i) cause or result in such Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote or dispose of securities which would represent more than 9.99% of the voting securities of any class or series of the Company’s capital stock outstanding at such time (excluding for the purpose of this calculation any reduction in ownership resulting from sales, transfers or other dispositions by such Holder of voting securities of the Corporation), (ii) otherwise cause such Holder or any of its Affiliates to be required to file a notice or application for approval under the BHC Act, the CIBC Act or any similar state or federal statute or (iii) require such Holder or any of its Affiliates to obtain the prior approval of any bank regulator (collectively, the “Ownership Limit”); provided, further, that any Warrant Shares that would otherwise be issued to the Holder upon exercise of this Warrant, but cannot be issued to such Holder at the time of exercise as a result of the Ownership Limit, shall thereafter be issued to such Holder on the first date on which such issuance would not cause or result in a violation of the Ownership Limit, and, provided further, that such restriction on exercise as provided in this Section 11 shall not apply to (x) a Holder that has obtained all consents, permits, approvals, registrations and waivers of any governmental authority which are necessary or advisable for such Holder to exceed the Ownership Limit or (y) any bank holding company controlling the Company as of the date hereof. This provision shall not restrict the number of shares of Series C Preferred Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9 of this Warrant.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

13. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in the Purchase Agreement prior to 5:00 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in the Purchase Agreement on a day that is not a Trading Day or later than 5:00 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery. The address, facsimile number and e-mail address of a Person for such notices or communications shall be as set forth in the Purchase Agreement unless changed by such Person by two (2) Trading Days’ prior notice to the other Persons in accordance with this Section 13.

14. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) No Rights as a Stockholder. The Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Authorized Shares. (i) The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Series C Preferred Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Series C Preferred Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii) Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(iii) Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be required from any public regulatory body or bodies having jurisdiction thereof.

(c) Successors and Assigns. Subject to the restrictions on transfer set forth in this Warrant and in Section 4.1 of the Purchase Agreement, and compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(d) Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of Warrants representing no less than a majority of the shares of Preferred Stock obtainable upon exercise of the Warrants then outstanding.

(e) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN

EFFECT FOR NOTICES TO IT UNDER THE PURCHASE AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(g) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(h) Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

BLUE RIDGE BANKSHARES, INC.

By:
G. William Beale
President and Chief Executive Officer

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Series C Preferred Stock under the Warrant]

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant No. __________ (the “Warrant”) issued by Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase __________ Warrant Shares pursuant to the Warrant.

(3) The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise

☐	“Cashless Exercise” under Section 10 of the Warrant

(4) If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $___________ in immediately available funds to the Company in accordance with the terms of the Warrant.

(5) Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant.

Dated:____________________

Name of Holder: ___________________________

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

SCHEDULE 2

FORM OF ASSIGNMENT

[To be completed and executed by the Holder only upon transfer of the Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________ (the “Transferee”) the right represented by the within Warrant to purchase ________ shares of Mandatorily Convertible Perpetual Preferred Stock, Series C, of Blue Ridge Bankshares, Inc. (the “Company”) to which the within Warrant relates and appoints ___________ attorney to transfer said right on the books of the Company with full power of substitution in the premises. In connection therewith, the undersigned represents, warrants, covenants and agrees to and with the Company that:

(a)

the offer and sale of the Warrant contemplated hereby is being made in compliance with Section 4(1) of the Securities Act of 1933, as amended (the “Securities Act”) or another valid exemption from the registration requirements of Section 5 of the Securities Act and in compliance with all applicable securities laws of the states of the United States;

(b)

the undersigned has not offered to sell the Warrant by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

(c)	the undersigned has read the Transferee’s investment letter included herewith, and to its actual knowledge, the statements made therein are true and correct; and

(d)

the undersigned understands that the Company may condition the transfer of the Warrant contemplated hereby upon the delivery to the Company by the undersigned or the Transferee, as the case may be, of a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable securities laws of the states of the United States.

Dated:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

18